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The Board of Directors
PCA International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of PCA International, Inc. of our report dated March 6, 1996, relating to the consolidated balance sheets of PCA International, Inc. and subsidiaries as of January 28, 1996 and January 29, 1995, and the related consolidated statements of inocme, changes in stockholders' equity and cash flows for each of the years in the three-year period January 28, 1996, and related schedule, which report appears in the January 28, 1996, Annual Report on Form 10-K of PCA International, Inc.

                                      (Signature of KPMG Peat Marwick LLP)
                                      KPMG PEAT MARWICK LLP

Charlotte, North Carolina
May 24, 1996